SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Territorial Bancorp Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Allan Kitagawa

Chairman of the Board

Chief Executive Officer

LETTER TO STOCKHOLDERS

Dear Fellow Stockholders,

2016 was another good year. Our annual meeting will be held on May 25th and the following are some of the highlights for 2016:

Stockholder Returns Continue

In 2016, we paid $0.92 in total dividends, which included a special dividend of $0.20. An investment of $10.00 per share in our IPO would have been worth $32.84 per share at the end of 2016, or an increase of 228.4%, and your annual dividend return for 2016 would be 9.2%.

2016 - Strong Financial Performance and Growth

•	Earnings: $16.35 million, a 10.84% increase.

•	Loan Originations: $389.9 million – the second highest amount ever.

•	Total Assets: Increased to $1.88 billion.

Exercise Your Right to Vote

In addition to mailing your ballot, you will be able to vote by telephone or by internet. Instructions are on your proxy ballot card. We encourage you to make your vote count.

AS EXPLAINED IN OUR 2017 PROXY STATEMENT, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL PROPOSALS AND VOTE FOR THE “1 YEAR” OPTION ON PROPOSAL 4.

We appreciate your continuing support and we would like to hear from you with any thoughts and suggestions on how to better serve and communicate with you.

Aloha,

/s/ Allan Kitagawa
Allan Kitagawa
Chairman and Chief Executive Officer

P.S. Our representative may be calling you to remind you to vote. The toll free number we will use is 888-742-1305. This is the number you will see if you have caller I.D.